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                         [PEDERSEN & HOUPT letterhead]




                                                                     EXHIBIT 5.1


                            FORM OF LEGAL OPINION OF
                             PEDERSEN & HOUPT, P.C.










SpinCycle, Inc.
15990 North Greenway
Hayden Loop
Scottsdale, AZ 85260

Dear Ladies and Gentlemen:

            You have requested our opinion regarding the discussion of the material United States federal income tax considerations under the heading "Federal Income Tax Consequences" in the Prospectus (the "Prospectus") which will be included in the Registration Statement on Form S-4 (the "Registration Statement") filed by SpinCycle, Inc. (the "Issuer") on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Prospectus relates to the offer, made by the Issuer, to exchange an aggregate amount at maturity of up to $144,990,000 of 12 3/4% Senior Discount Notes Due 2005 (the "New Notes") of the Issuer, for a like principal amount of the issued and outstanding 12 3/4% Senior Discount Notes Due 2005 (the "Old Notes") of the Issuers from the holders thereof. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

            We have reviewed the Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion described herein, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal
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Revenue Service and such other authorities as we have considered relevant all as in effect on the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions.

         Based upon the foregoing, it is our opinion that the statements made under the heading "Federal Income Tax Consequences" in the Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

         In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the heading "LEGAL MATTERS" in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                   Sincerely,